As filed with the Securities and Exchange Commission on May 16, 2003

                                            Securities Act File No. 333-102753
                                    Investment Company Act File No.  811-09637

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

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                                   FORM N-14
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

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                     Pre-Effective Amendment No.         [   ]

                     Post-Effective Amendment No.  2     [ X ]
                       (Check appropriate box or boxes)

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                  Merrill Lynch Large Cap Series Funds, Inc.
            (Exact Name of Registrant as Specified in its Charter)

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                                (609) 282-2800
                       (Area Code and Telephone Number)

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                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536
                   (Address of Principal Executive Offices:
                    Number, Street, City, State, Zip Code)

                              ------------------

                                Terry K. Glenn
                  Merrill Lynch Large Cap Series Funds, Inc.
             800 Scudders Mill Road, Plainsboro, New Jersey 08536
       Mailing Address: P.O. Box 9011, Princeton, New Jersey 08543-9011
                    (Name and Address of Agent for Service)

                              ------------------

                                  Copies to:

     Frank P. Bruno, Esq.                         Andrew J. Donohue, Esq.
SIDLEY AUSTIN BROWN & WOOD LLP                  FUND ASSET MANAGEMENT, L.P.
      787 Seventh Avenue                               P.O. Box 9011
 New York, New York 10019-6018                Princeton, New Jersey 08543-9011

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Title of Securities Being Registered:  Common Stock, Par Value $.10 per share.

No filing fee is required because of reliance on Section 24(f) under the Investment Company Act of 1940.

     This Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-14 (File No. 333-102753) (the "N-14 Registration Statement") consists of the following:

(1) Facing Sheet of this Registration Statement.

(2) Part C of this Registration Statement (including signature pages).

     Parts A and B to the N-14 Registration Statement are unchanged from the Proxy Statement and Prospectus contained in Post-Effective Amendment No. 1 to the N-14 Registration Statement filed on February 28, 2003 under Rule 485(b) under the Securities Act of 1933, as amended.

     This Post-Effective Amendment No. 2 to the N-14 Registration Statement is being filed solely to file tax opinions of Sidley Austin Brown & Wood LLP, counsel for (i) the Registrant, on behalf of Merrill Lynch Large Cap Core Fund ("ML Core"), and Mercury Large Cap Series Funds, Inc. ("Mercury Large Cap"), on behalf of Mercury Large Cap Core Fund ("Mercury Core"), (ii) the Registrant, on behalf of Merrill Lynch Large Cap Growth Fund ("ML Growth"), and Mercury Large Cap, on behalf of Mercury Large Cap Growth Fund ("Mercury Growth"), and (iii) the Registrant, on behalf of Merrill Lynch Large Cap Value Fund ("ML Value"), and Mercury Large Cap, on behalf of Mercury Large Cap Value Fund ("Mercury Value"). The tax opinion relating to the reorganization of Mercury Core into ML Core is being filed as Exhibit 13(a) to the N-14 Registration Statement. The tax opinion relating to the reorganization of Mercury Growth into ML Growth is being filed as Exhibit 13(b) to the N-14 Registration Statement. The tax opinion relating to the reorganization of Mercury Value into ML Value is being filed as Exhibit 13(c) to the N-14 Registration Statement

                                    PART C
                               OTHER INFORMATION

Item 15.  Indemnification.

     Reference is made to Article V of the Registrant's Articles of Incorporation, Article VI of the Registrant's By-Laws and Section 2-418 of the Maryland General Corporation Law.

     Insofar as the conditional advancing of indemnification moneys for actions based on the Investment Company Act of 1940, as amended (the "Investment Company Act"), may be concerned, Article VI of the Registrant's By-Laws provides that such payments will be made only on the following conditions: (i) advances may be made only on receipt of a written affirmation of such person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any such advance if it is ultimately determined that the standard of conduct has not been met; and (ii) (a) such promise must be secured by a security for the undertaking in form and amount acceptable to the Registrant, (b) the Registrant is insured against losses arising by receipt of the advance, or (c) a majority of a quorum of the Registrant's disinterested non-party Directors, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that at the time the advance is proposed to be made, there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant in connection with the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits

(1)  (a) -- Articles of Incorporation of the Registrant, filed October 20,
            1999.(a)

     (b) -- Articles Supplementary of the Registrant, filed December 31,
            2002.(j)

(2)      -- By-Laws of the Registrant.(a)

(3)      -- Portions of Articles of Incorporation and By-Laws of the
            Registrant defining the rights of holders of shares of common stock of the Registrant.(b)

(4)      -- Form of Agreement and Plan of Reorganization between the
            Registrant and Mercury Large Cap Series Funds, Inc.(k)

(5)      -- Form of Distribution Agreement between the Registrant and FAM
            Distributors, Inc. (the "Distributor").(d)

(6)      -- None.

(8)(a)(1)-- Form of Transfer Agency, Dividend Disbursing Agency and
            Shareholder Servicing Agency Agreement between the Registrant and Financial Data Services, Inc.(c)

   (a)(2)-- Form of Amendment to the Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement.(g)

   (b) -- Form of License Agreement relating to use of name between the Registrant and Merrill Lynch & Co.(c)

   (c) -- Form of Administration Agreement between the Registrant and Fund Asset Management, L.P.(h)

(9)      -- None.

(10)(a)  -- Merrill Lynch Select Pricing System Plan pursuant to Rule 18f-3.(c)

    (b)  -- Form of Unified Class B Distribution Plan of the Registrant.(e)

    (c)  -- Form of Unified Class C Distribution Plan of the Registrant.(e)

    [(d)  -- Form of Unified Class D Distribution Plan of the Registrant.(e)

(11)(a)  -- Opinion of Sidley Austin Brown & Wood LLP, counsel for Merrill
            Lynch Large Cap Core Fund.(l)

    (b) -- Opinion of Sidley Austin Brown & Wood LLP, counsel for Merrill Lynch Large Cap Growth Fund.(l)

    (c) -- Opinion of Sidley Austin Brown & Wood LLP, counsel for Merrill Lynch Large Cap Value Fund.(l)

(12)     -- None.

(13)(a)  -- Tax Opinion of Sidley Austin Brown & Wood LLP, counsel for the
            Registrant, on behalf of Merrill Lynch Large Cap Core Fund, and Mercury Large Cap Series Funds, Inc., on behalf of Mercury Large Cap Core Fund.

    (b) -- Tax Opinion of Sidley Austin Brown & Wood LLP, counsel for the Registrant, on behalf of Merrill Lynch Large Cap Growth Fund, and Mercury Large Cap Series Funds, Inc., on behalf of Mercury Large Cap Growth Fund.

    (c) -- Tax Opinion of Sidley Austin Brown & Wood LLP, counsel for the Registrant, on behalf of Merrill Lynch Large Cap Value Fund, and Mercury Large Cap Series Funds, Inc., on behalf of Mercury Large Cap Value Fund.

(14)(a) --  Consent of Deloitte & Touche LLP, independent auditors for Merrill
            Lynch Large Cap Core Fund.(m)

    (b) -- Consent of Deloitte & Touche LLP, independent auditors for Merrill Lynch Large Cap Growth Fund.(m)

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


    (c) -- Consent of Deloitte & Touche LLP, independent auditors for Merrill Lynch Large Cap Value Fund.(m)

    (d) -- Consent of Deloitte & Touche LLP, independent auditors for Mercury Large Cap Core Fund.(m)

    (e) -- Consent of Deloitte & Touche LLP, independent auditors for Mercury Large Cap Growth Fund.(m)

    (f) -- Consent of Deloitte & Touche LLP, independent auditors for Mercury Large Cap Value Fund.(m)

(15)     -- Power of Attorney.(i)

(16)     -- Code of Ethics.(f)

17 (a)   -- Prospectus, dated January 14, 2002, as supplemented, and Statement of Additional Information dated January 14, 2002, as supplemented, of the Registrant.(l)

   (b) -- Prospectus, dated January 30, 2002, and Statement of Additional Information dated January 30, 2002, of Mercury Large Cap Series Funds, Inc.(l)

   (c) -- Annual Report to Stockholders of Merrill Lynch Large Cap Core Fund for the fiscal year ended October 31, 2002.(l)

   (d) -- Annual Report to Stockholders of Merrill Lynch Large Cap Growth Fund for the fiscal year ended October 31, 2002.(l)

   (e) -- Annual Report to Stockholders of Merrill Lynch Large Cap Value Fund for the fiscal year ended October 31, 2002.(l)

   (f) -- Annual Report to Stockholders of Mercury Large Cap Core Fund for the fiscal year ended October 31, 2002.(l)

   (g) -- Annual Report to Stockholders of Mercury Large Cap Growth Fund for the fiscal year ended October 31, 2002.(l)

   (h) -- Annual Report to Stockholders of Mercury Large Cap Value Fund for the fiscal year ended October 31, 2002.(l)

   (i)   -- Form of Proxy Card.(l)

   (j) -- Prospectus, dated February 25, 2003, and Statement of Additional Information, dated February 25, 2003, of the Registrant.(m)

   (k) -- Prospectus, dated February 25, 2003, and Statement of Additional Information, dated February 25, 2003, of Mercury Large Cap Series Funds, Inc.(m)

--------------------
(a) Filed on October 20, 1999 as an Exhibit to the Registrant's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (File No. 333-89389) (the "Registration Statement").
(b) Reference is made to Article II, Article IV, Article V (sections 2, 3, 4, 6, 7 and 8), Article VI, Article VII and Article IX of the Registrant's Articles of Incorporation, filed as Exhibit (1), to the Registration Statement, and to Article II, Article III (sections 1, 3, 5, 6 and 17),
     Article VI, Article VII, Article XII, Article XIII and Article XIV of the Registrant's By-Laws filed as Exhibit (2) to the Registration Statement.
(c) Filed on December 22, 1999 as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.
(d) Incorporated by reference to Exhibit 5 to the Registration Statement on Form N-1A of Merrill Lynch Mid Cap Growth Fund, Inc. (File No. 811-10025), filed on July 21, 2000.
(e) Incorporated by reference to Exhibit 13 to the Registration Statement on Form N-1A of Merrill Lynch Mid Cap Growth Fund, Inc. (File No. 811-10025), filed on July 21, 2000.
(f) Incorporated by reference to Exhibit 15 to Post Effective Amendment No. 9 to the Registration Statement on Form N-1A of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust (File No. 33-50417) filed on November 22, 2000.
(g) Incorporated by reference to Exhibit 8(a)(2) to Post Effective Amendment No. 11 to the Registration Statement on Form N-1A of Merrill Lynch International Equity Fund (File No. 33-44917) filed on September 28, 2001.
(h) Filed on February 20, 2001 as an Exhibit to Post-Effective Amendment No. 2 to the Registration Statement.
(i) Included on the signature page of the Registrant's Registration Statement in Form N-14 (File No. 333-102753) (the "N-14 Registration Statement") filed on January 27, 2003 and incorporated herein by reference.
(j)  Filed on December 31, 2002 as an Exhibit to Post-Effective Amendment
     No. 4 to the Registration Statement.
(k) Included as Exhibit I to the Proxy Statement and Prospectus contained Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-102753) of the Registrant (the "N-14 Registration Statement") filed on February 28, 2003.
(l)  Filed on January 27, 2003 as an Exhibit to the N-14 Registration
     Statement.
(m) Filed on February 28, 2003 as an Exhibit to Post-Effective Amendment No. 1 to the N-14 Registration Statement.

Item 17.  Undertakings.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The Registrant undertakes to file, by post-effective amendment, a copy of an opinion of counsel as to certain tax matters within a reasonable time after receipt of such opinion.

                                  SIGNATURES

     As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the Township of Plainsboro and State of New Jersey, on the 16th day of May, 2003.

                                MERRILL LYNCH LARGE CAP SERIES FUNDS, INC.
                                (Registrant)

                                BY:   /s/ Donald C. Burke
                                     -----------------------------------------
                                     (Donald C. Burke, Vice President)

     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   Signatures                                     Title                                  Date
                   ----------                                     -----                                  ----

                 TERRY K. GLENN*                     President (Principal Executive
      ----------------------------------------            Officer) and Director
                (Terry K. Glenn)

                DONALD C. BURKE*                      Vice President and Treasurer
      ----------------------------------------          (Principal Financial and
               (Donald C. Burke)                           Accounting Officer)

               JAMES H. BODURTHA*
      ----------------------------------------
              (James H. Bodurtha)                               Director

                   JOE GRILLS*
      ----------------------------------------
                  (Joe Grills)                                  Director

               HERBERT I. LONDON*
      ----------------------------------------
              (Herbert I. London)                               Director

                ANDRE F. PEROLD*
      ----------------------------------------
               (Andre F. Perold)                                Director

               ROBERTA COOPER RAMO*
      ----------------------------------------
             (Roberta Cooper Ramo)                              Director

             ROBERT S. SALOMON, JR.*
      ----------------------------------------
            (Robert S. Salomon, Jr.)                            Director

               STEPHEN B. SWENSRUD*
      ----------------------------------------
             (Stephen B. Swensrud)                              Director

*By:     /s/   Donald C. Burke
         -------------------------------------
        (Donald C. Burke, Attorney-in-Fact)                                                           May 16, 2003

                                  SIGNATURES

     Master Large Cap Series Trust has duly caused this Registration Statement of Merrill Lynch Large Cap Series Funds, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 16th day of May, 2003.

                                     MASTER LARGE CAP SERIES TRUST


                                     BY:   /s/ Donald C. Burke
                                          ------------------------------------
                                          (Donald C. Burke, Vice President)

     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   Signatures                                     Title                                  Date
                   ----------                                     -----                                  ----

                 TERRY K. GLENN*                     President (Principal Executive
      ----------------------------------------            Officer) and Trustee
                (Terry K. Glenn)

                DONALD C. BURKE*                      Vice President and Treasurer
      ----------------------------------------          (Principal Financial and
               (Donald C. Burke)                           Accounting Officer)

               JAMES H. BODURTHA*
      ----------------------------------------
              (James H. Bodurtha)                               Trustee

                   JOE GRILLS*
      ----------------------------------------
                  (Joe Grills)                                   Trustee

               HERBERT I. LONDON*
      ----------------------------------------
              (Herbert I. London)                                Trustee

                ANDRE F. PEROLD*
      ----------------------------------------
               (Andre F. Perold)                                 Trustee

               ROBERTA COOPER RAMO*
      ----------------------------------------
             (Roberta Cooper Ramo)                               Trustee

             ROBERT S. SALOMON, JR.*
      ----------------------------------------
            (Robert S. Salomon, Jr.)                             Trustee

               STEPHEN B. SWENSRUD*
      ----------------------------------------
             (Stephen B. Swensrud)                               Trustee

*By:     /s/   Donald C. Burke
         ------------------------------------
        (Donald C. Burke, Attorney-in-Fact)                                                           May 16, 2003

                                 EXHIBIT INDEX

Exhibit
 Number                 Description
--------                -----------

    13(a)       --      Tax Opinion of Sidley Austin Brown & Wood LLP, counsel
                        for the Registrant, on behalf of Merrill Lynch Large
                        Cap Core Fund, and Mercury Large Cap Series Funds,
                        Inc., on behalf of Mercury Large Cap Core Fund, as to the reorganization of Mercury Large Cap Core Fund into
                        Merrill Lynch Large Cap Core Fund.

    13(b)       --      Tax Opinion of Sidley Austin Brown & Wood LLP, counsel
                        for the Registrant, on behalf of Merrill Lynch Large
                        Cap Growth Fund, and Mercury Large Cap Series Funds,
                        Inc., on behalf of Mercury Large Cap Growth Fund, as to the reorganization of Mercury Large Cap Growth Fund into Merrill Lynch Large Cap Growth Fund.

    13(c)       --      Tax Opinion of Sidley Austin Brown & Wood LLP, counsel
                        for the Registrant, on behalf of Merrill Lynch Large
                        Cap Value Fund, and Mercury Large Cap Series Funds,
                        Inc., on behalf of Mercury Large Cap Value Fund, as to the reorganization of Mercury Large Cap Value Fund into Merrill Lynch Large Cap Value Fund.